Exhibit 99.1

PRESS RELEASE	CONTACT: Jill Swartz
For Immediate Release	VP, Investor Relations
(949) 833-8252 Ext. 123
js@tnpre.com
TNP Strategic Retail Trust
Declares Monthly Distribution to Common Stockholders
IRVINE, Calif., (August 14, 2009) — TNP Strategic Retail Trust, Inc. announced today that its board of directors has approved a monthly cash distribution of $0.05625 per common share. The monthly distribution is contingent upon the closing of the Company’s first asset acquisition and is expected to be made in the calendar month following the closing of such asset acquisition. The monthly distribution amount represents an annualized distribution of $0.675 per share. The commencement of the distribution is subject to achieving minimum offering proceeds under the Company’s previously announced public offering of common stock, the sale of a sufficient number of shares in the Company’s public offering to finance an asset acquisition and identifying and completing an asset acquisition.
About TNP Strategic Retail Trust, Inc.
TNP Strategic Retail Trust, Inc. is a public commercial real estate company investing in retail properties, located primarily in the Western United States, and real estate related assets, including the investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate.
About Thompson National Properties, LLC
Thompson National Properties, LLC provides real estate investment opportunities and asset management to high net worth domestic, foreign, individual and institutional investors. As of August 14, 2009, Thompson National Properties has 89 commercial properties totaling approximately 13.7 million square feet under management. For more information regarding Thompson National Properties, please visit www.tnpre.com.
Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and
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Thompson National Properties, LLC
1900 Main Street, Suite 700 • Irvine, CA 92614 • T: (949) 833-8252 F: (949) 252-0212
www.tnpre.com

involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell real estate assets; national and local economic and business conditions, including the likelihood of a prolonged U.S. recession; the ability to maintain sufficient liquidity and our access to capital markets; our ability to identify, successfully compete for and complete acquisitions; and the performance of real estate assets after they are acquired. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.
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Thompson National Properties, LLC
1900 Main Street, Suite 700 • Irvine, CA 92614 • T: (949) 833-8252 F: (949) 252-0212
www.tnpre.com